Comparison of change in value of $10,000 investment in Dreyfus Connecticut Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index

EXHIBIT A:

              Dreyfus        Lehman
            Connecticut     Brothers
           Intermediate     10-Year
             Municipal     Municipal
               Bond           Bond
  PERIOD       Fund         Index *

 6/26/92      10,000        10,000
 3/31/93      10,812        10,898
 3/31/94      11,205        11,205
 3/31/95      11,833        12,048
 3/31/96      12,672        13,117
 3/31/97      13,227        13,800
 3/31/98      14,372        15,232
 3/31/99      15,084        16,188
 3/31/00      15,070        16,265
 3/31/01      16,322        18,015

*Source: Lipper Inc.